FIRST AMENDMENT TO ROYALTY AGREEMENT


      This First Amendment to Royalty Agreement ("Amendment") is entered into as of _________ __, 2004 by and between Hi-Tech Environmental Products, LLC, a Nevada limited liability company ("Hi-Tech") and VitroCo Incorporated, a Nevada corporation ("VitroCo"), and amends that certain Royalty Agreement dated as of February 3, 2004 ("Agreement"). Capitalized terms which are not defined herein are used as they are defined in the Agreement. In the case of any conflict between this Amendment and the Agreement, the terms of this Amendment shall control.

      1. Paragraph 5 of the Agreement is hereby amended by adding the following at the end thereof:

      "Notwithstanding anything contained in this paragraph 5, all sums due under this paragraph 5 shall be deferred (without interest), and not paid by VitroCo to Hi-Tech, until such time as the Consolidated Statement of Cash Flows for VitroTech Corporation indicates that there is Positive Net Cash Flow from Operating Activities for the time period commencing on February 3, 2004 and terminating at the end of a calendar quarter. The foregoing analysis shall be performed at the end of each calendar quarter until such time as the test is satisfied. Once satisfied, there shall be no further deferral of Royalty Payments (even if VitroTech Corporation ceases to have Positive Net Cash Flow from Operating Activities in the future for one or more quarters). The foregoing deferral shall not affect the amount of Royalty Payments due from VitroCo to Hi-Tech, but only the timing of the payment thereof.

      All Royalty Payments first becoming due and payable after the end of the calendar quarter in which the Positive Net Cash Flow test is satisfied shall be timely paid by VitroCo to Hi-Tech as otherwise provided in this paragraph 5. After the payment of all such current Royalty Payments, within ten (10) days after the end of each calendar quarter, VitroCo shall pay to Hi-Tech all Positive Net Cash Flow from Operating Activities, as shown on the Consolidated Net Cash Flow for VitroTech Corporation, until such time as all of the deferred Royalty Payments are paid."

      2. Except as provided above, the Agreement remains unmodified and in full force and effect.

      In witness whereof, the Agreement remains unmodified and in full force and effect.


HI-TECH:                                    VITROCO:

Hi-Tech Environmental Products, LLC,        VitroCo Incorporated,
a Nevada limited liability company          a Nevada corporation

By:____________________________             By:_________________________________

   Its:__________________________              Its:_____________________________

                                             By:________________________________

                                                Its:____________________________